For immediate release

Contact:

Ryan VanWinkle, Investor Relations, 913-661-1528
Scott Brockelmeyer, Media Relations, 913-661-1830

Ferrellgas Partners, L.P.

Reports Second Quarter Results

Overland Park, KS (March 9, 2005) — Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest propane distributors, today reported earnings for its second quarter ended January 31, 2005.

Propane sales for the second quarter increased 4 percent to 331 million gallons, from 319 million gallons sold in the second quarter of fiscal 2004. This increase in sales volume primarily reflects the contribution from the Blue Rhino portable propane tank exchange operations, which more than offset gallon sales impacted by winter heating season temperatures that were 7% warmer than normal and 5% warmer than the same period last year.

“We continue to be pleased with the growth we are seeing from the Blue Rhino tank exchange operations,” said James E. Ferrell, Chairman, President and Chief Executive Officer. “Blue Rhino has enjoyed a 25% growth in tank exchange transactions and a 20% growth in same store sale transactions, year to date. With the addition of more than 3,000 new locations since our transaction last April, our brand recognition and aggressive sales efforts have helped us achieve impressive organic growth. We are well positioned for this summer’s grilling season and look forward to a strong contribution from these operations.”

Gross profit for the quarter increased 14 percent to $221.8 million, compared to $194.9 million reported in the second quarter of fiscal 2004. This increase in gross profit was primarily due to the contribution from the Blue Rhino operations and improved margins from retail locations, which were partially offset by risk management results that were less than last year’s contribution.

Ferrellgas

Operating and general and administrative expenses for the second quarter were $98.0 million and $11.5 million, respectively, compared to $79.8 million and $9.0 million in the second quarter of fiscal 2004. Increases in these expenses primarily reflect acquisitions completed in the last twelve-month period and, to a lesser extent, anticipated costs associated with the on-going roll-out of the partnership’s new technology initiative to its retail distribution outlets.

Interest and depreciation and amortization expenses were $23.2 million and $21.3 million, respectively, compared to $17.3 million and $12.7 million in the second quarter of fiscal 2004. Increases in these expenses primarily reflect the impact of acquisitions completed in the last twelve-month period, including the Blue Rhino transaction. Equipment lease expense for the quarter was $6.2 million, compared to $4.7 million in the prior year’s quarter primarily reflecting costs associated with the implementation of the partnership’s new technology initiative.

“As we prepare to roll-out our new technology initiative to the remaining two-thirds of our retail distribution outlets this spring, we are encouraged by the results from the locations that operated on this new platform this winter,” said Mr. Ferrell. “As a result, we have identified numerous operational efficiencies and cost saving opportunities that we have taken action this winter to implement. These recent actions will result in more than $10 million of sustained annual operating expense savings and upon the completion of the rollout of the platform this year, we believe we can achieve an additional $20 million contribution to adjusted EBITDA in fiscal 2006.”

Adjusted EBITDA and net earnings for the second quarter were $106.1 million and $57.1 million, respectively, compared to $101.4 million and $67.1 million reported in the prior year period.

For the six-months ended January 31, 2005, propane sales volumes and gross profit were 516 million gallons and $337.0 million, respectively, and operating and general and administrative expenses were $187.0 million and $21.8 million, respectively. Interest and depreciation and amortization expenses for the six-month period were $46.1 million and $41.2 million, respectively, and equipment lease expense for the period was $11.9 million. Adjusted EBITDA and net earnings for the period were $116.2 million and $22.1 million, respectively.

Ferrellgas

The partnership also announced today that the parent company of its general partner, Ferrell Companies, Inc., has agreed to extend an existing distribution priority on common units of the partnership it owns in favor of common units owned by public investors. The existing provision in Ferrellgas’ partnership agreement provides the common units owned by the public a right to receive distributions on available cash before distributions are made on common units held by Ferrell Companies. This provision was originally scheduled to expire at the end of calendar year 2005 and has been extended to April 30, 2010. No other terms of the provision were modified. This provision grants the partnership the ability to defer quarterly common unit distributions to Ferrell Companies on a limited basis, if necessary, providing public common unitholders additional distribution coverage. Ferrell Companies owns approximately 18 million common units of the partnership.

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., currently serves more than one million customers in all 50 states, Puerto Rico, the U.S. Virgin Islands and Canada. Ferrellgas employees indirectly own approximately 18 million common units of Ferrellgas Partners through an employee stock ownership plan.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2004, the Form 10-Q of these entities for the fiscal quarter ended October 31, 2004 and other documents filed from time to time by these entities with the Securities and Exchange Commission.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

ASSETS	January 31, 2005	July 31, 2004

Current assets:
Cash and cash equivalents	$ 31,501	$ 15,428
Accounts and notes receivable, net	141,226	114,211
Inventories	122,131	103,578
Prepaid expenses and other current assets	12,638	10,022
Total current assets	307,496	243,239

Property, plant and equipment, net	796,199	792,436
Goodwill	258,856	261,768
Intangible assets, net	268,321	265,125
Other assets	17,837	15,607
Total assets	$ 1,648,709	$ 1,578,175

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$ 131,244	$ 104,309
Other current liabilities (a)	87,369	92,793
Short-term borrowings	70,600	-
Total current liabilities	289,213	197,102

Long-term debt (a)	1,059,389	1,153,652
Other liabilities	22,687	20,531
Contingencies and commitments	-	-
Minority interest	5,532	4,791

Partners’ capital:
Senior unitholder (1,994,146 units outstanding and liquidation preference
$79,766 at both January 2005 and July 2004)	79,766	79,766
Common unitholders (54,105,705 and 48,772,875 units outstanding
at January 2005 and July 2004, respectively)	250,534	178,994
General partner unitholder (566,665 and 512,798 units outstanding
at January 2005 and July 2004, respectively)	(56,707)	(57,391)
Accumulated other comprehensive income (loss)	(1,705)	730
Total partners’ capital	271,888	202,099
Total liabilities and partners’ capital	$ 1,648,709	$ 1,578,175

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4%
notes, which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JANUARY 31, 2005 AND 2004
(in thousands, except per unit data)
(Unaudited)

	Three months ended January 31		Six months ended January 31

	2005	2004	2005	2004
Revenues:
Gas liquids and related sales	$ 605,744	$457,433	$ 932,855	$ 689,487
Other	50,564	24,348	83,141	47,708
Total revenues	656,308	481,781	1,015,996	737,195

Cost of product sold	434,518	286,899	679,034	446,148

Gross profit	221,790	194,882	336,962	291,047

Operating expense	97,971	79,804	187,011	152,283
Depreciation and amortization expense	21,333	12,665	41,180	23,860
General and administrative expense	11,517	8,982	21,839	15,873
Equipment lease expense	6,153	4,732	11,919	9,243
Employee stock ownership plan compensation charge	2,358	2,164	4,445	3,948
Loss on disposal of assets and other	1,817	1,926	3,073	3,552

Operating income	80,641	84,609	67,495	82,288

Interest expense	(23,196)	(17,291)	(46,059)	(34,085)
Interest income	657	470	976	801

Earnings before income taxes and minority interest	58,102	67,788	22,412	49,004

Income tax expense (benefit)	339	-	(67)	-
Minority interest (a)	645	733	350	595

Net earnings	57,118	67,055	22,129	48,409

Distributions to senior unitholder	1,994	1,994	3,988	3,988
Net earnings available to general partner	7,595	16,713	181	1,896

Net earnings available to common unitholders	$ 47,529	$48,348	$ 17,960	$ 42,525

Basic earnings per common unit:

Net earnings per common unitholder (b)	$ 0.88	$ 1.24	$ 0.35	$ 1.11

Weighted average common units outstanding	53,706.5	39,048.2	52,032.5	38,377.2

Supplemental Data and Reconciliation of Non-GAAP Item:

	Three months ended January 31		Six months ended January 31
	2005	2004	2005	2004
Propane sales volumes (in thousands of gallons)	331,461	318,767	516,160	494,339

Net earnings	$ 57,118	$67,055	$ 22,129	$ 48,409
Income tax expense (benefit)	339	-	(67)	-
Interest expense	23,196	17,291	46,059	34,085
Depreciation and amortization expense	21,333	12,665	41,180	23,860
Interest income	(657)	(470)	(976)	(801)
EBITDA	$ 101,329	$96,541	$ 108,325	$105,553
Employee stock ownership plan compensation charge	2,358	2,164	4,445	3,948
Loss on disposal of assets and other	1,817	1,926	3,073	3,552
Minority interest (a)	645	733	350	595
Adjusted EBITDA (c)	$106,149	$101,364	$ 116,193	$ 113,648

(a)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.
(b)

Ferrellgas implemented Emerging Issues Task Force (“EITF”) 03-6 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share” in the quarter ended January 31, 2005, which was the first quarter affected by this consensus. EITF 03-6 requires the calculation of net earnings per limited partner unit for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had been distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of the earnings to the limited partners. Due to the seasonality of the propane business, the dilution effect of EITF 03-6 on net earnings per limited partner unit will typically impact the three months and six months ending January 31. The dilutive effect of EITF 03-6 on basic net earnings per common unit was $0.14 and $0.41 for the three months ended January 31, 2005 and 2004, respectively, and $0.04 for the six months ended January 31, 2004.

(c)

Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, loss on disposal of assets and other, minority interest and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and to fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction